EXHIBIT 10.1

Amendment No. 8

to

Employment Agreement of David Schaeffer

This amendment is made by and between Cogent Communications, Inc. (the “Company”) and David Schaeffer (“Executive”).  It amends the employment agreement between the parties dated February 7, 2000 as amended.

The second and third sentences of section 2 are replaced with the following:

The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date and ending on December 31, 2024, unless earlier terminated as provided in Section 6.

Section 5(b) Bonus is replaced with the following:

Executive shall be entitled to a bonus based on growth in revenue and EBITDA, as adjusted (as defined in the company’s earnings releases), of Cogent Communications Holdings, Inc. in 2020-2024 compared in each case to the prior year. The bonus, if any, shall be calculated each year following filing of the company’s annual audited financial statements on Form 10-K, e.g. the bonus, if any, to be paid in February 2021 is based on 2020 results compared to 2019. The bonus target shall be allocated equally between the company’s revenue growth rate and EBITDA, as adjusted, growth rate, with the target percentages to be determined by the Compensation Committee of the company’s Board of Directors. If the growth of the performance measure is less than the amount set by the Committee, the bonus shall be reduced such that it is proportional to performance realized, e.g. if revenue growth is 7.5% and the target is 10%, then the bonus for revenue growth will be $187,500. If the performance measure is zero or negative, the bonus for that performance measure shall be zero.

Except as herein amended the Employment Agreement shall remain in full force and effect.

Accepted and Agreed to:

Cogent Communications, Inc.

/s/ David Schaeffer	by:	/s/ John Chang
David Schaeffer		John Chang
In his individual capacity		Chief Legal Officer and VP
Cogent Communications, Inc. on behalf of the board of directors

Date: February 14, 2020		Date: February 14, 2020